Exhibit 99.1

Longs Announces New Share Repurchase Program

WALNUT CREEK, CA (March 19, 2003) – Longs Drug Stores Corporation (NYSE:LDG) today announced that its board of directors has authorized the repurchase of up to 2 million shares of the company’s outstanding stock for total consideration not exceeding $50 million during the period extending through January 2008. The repurchases will be made in open market transactions or through negotiated transactions from time to time, depending upon market conditions and the availability of funds.

The company recently completed the 2 million share ($80 million) repurchase program authorized by its Board of Directors in November 1999.  The average repurchase price pursuant to this program was $17.28 per share.

“We’re very pleased to announce our Board’s authorization of additional buy-backs,” said President and Chief Executive Officer Warren Bryant. “We believe share repurchases are a prudent use of our corporate resources and provide an outstanding opportunity to enhance stockholder value.”

Longs had a total of approximately 38.5 million shares outstanding as of January 30, 2003.

About Longs Drugs

Longs Drug Stores Corporation (NYSE:LDG) is one of North America’s leading drug store chains with annual sales per store averaging approximately $10 million.  Founded in 1938, Longs operates 457 in California, Hawaii, Washington, Nevada, Colorado and Oregon. Longs focuses on meeting the specific health and well-being needs of the communities it serves with customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Internet prescription services, merchandise and health information are available at www.longs.com. Longs’ RxAmerica subsidiary provides pharmacy benefits management services for a growing list of clients.